UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2010

MIT HOLDING, INC.

(Exact name of registrant specified in charter)

Delaware	333-13679	20-5068091
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No. )

37 West Fairmont Avenue, Suite 202

Savannah, Georgia 31406

(Address of principal executive offices, including zip code)

(912) 925-1905

(Registrant's telephone number, including area code)

This Current Report on Form 8-K is filed by MIT Holding Inc., a Delaware corporation, in connection with the items described below.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal

Officers; Compensatory Arrangements of Certain Officers

On October 20, 2010, MIT Holding Inc. (“MIT” or the “Company”) announced that on August 16, 2010 its Board of Directors had accepted the resignation of John Sabia (“Sabia”) from his positions as Chief Financial Officer, Secretary and Board Member for MIT.  There were no disagreements between the Company and Sabia.  Sabia will continue to serve the company in other assigned areas presently under his direction.

MIT’s newly elected Co-Chairman and Co-President, Walter H.C. Drakeford (“Drakeford”) was then named as the Company’s new Chief Financial Officer, Secretary and Director.  Drakeford, 66, has been the senior managing director of Drakeford & Drakeford for the past 20 years.  A non-affiliated Drakeford firm was the former auditor of MIT until 2008. Since 2007, Drakeford has been the director of mergers and acquisitions of AMC Global Communications, Inc.  Drakeford served as Chairman of the Board for Ebank Financial Services. Prior to being Chairman of the Board, he served on Ebank’s Audit Committee, Compensation Committee and the Ethics Committee.  He has also served on the boards of Netstar-USA Corp. and LaidLaw Transportation as well as serving as an attaché to the White House under three administrations.  Drakeford holds a finance degree from the University of Berlin and a Masters of Business Administration from Heed University. He also holds a law degree from Thomas Jefferson School of Law.  There are no family relationships between Drakeford and any other officer or director of MIT.  Drakeford will be compensated at a future negotiated rate for his time spent fulfilling the duties as CFO.

 Item 9.01              Financial Statements and Exhibits

(c) Exhibits:

99.1   Press Release issued by MIT Holding Inc. dated October 20, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 22, 2010

MIT HOLDING, INC.

By:	/s/ William Parker
Name: William Parker
Title: Chief Executive Officer